SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 21, 2007

MSGI SECURITY SOLUTIONS, INC.
(Exact name of Registrant as specified in charter)

Nevada	0-16730	88-0085608
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

575 Madison Avenue
New York, New York 10022
(Address of Principal Executive Offices)

917-339-7134
(Registrant's telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities

As previously reported in February and March of 2006, MSGI Security Solutions, Inc. (the "Company") held multiple closings on a bridge loan transaction (the “Bridge Loan Transaction”), pursuant to a Bridge Loan Agreement, to be secured with individual promissory notes, with certain accredited investors. vFinance Investments, Inc. acted as the placement agent (the “Placement Agent”) in the transaction.

During the month of March 2007, the Company entered into a series of letter agreements (the “Letter Agreements”) with all of the individual investors involved in the Bridge Loan Transaction and the associated promissory notes to accept as payment in full against the principal and accrued interest of the promissory notes, shares of common stock of the Company. The shares of common stock are to be issued at a value of $0.75 per share. The last of these agreements was executed on March 30, 2007. All investors involved in the Bridge Loan Transaction have agreed to receive payment in shares of common stock of the Company.

The issuance of the shares of common stock as payment against the promissory notes will effectively eliminate approximately $989,000 of debt from the balance sheet of the Company. The payment will result in the issuance of 1,318,088 shares of common stock of the Company.

The common stock shall be issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Further, per the terms of the Letter Agreements, the liquidated damages accruing from the non-filing and non-timely effectiveness of a registration statement related to the shares of common stock which underlie certain warrants that were issued by the Company to the investors in the Bridge Loan Transaction will be addressed separately. The Company anticipates quantifying those amounts as of the quarter ended March 31, 2007 and stating such calculation to each individual investor, at which point in time each investor can elect to receive those payments in cash based on the extended time frame as discussed in the Letter Agreements, or alternately, receive those amounts in the form of further shares of common stock of the Company.

The foregoing summary is qualified in its entirety by the Form of Letter Agreement, incorporated herein as Exhibits 2.1.

Exhibit No.

2.1	Form of Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSGI SECURITY SOLUTIONS, INC.

Date: April 3, 2007	By:	/s/ Richard J. Mitchell III

Name: Richard J. Mitchell III Title: Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Form of Letter Agreement